Exhibit 99.1

The Habit Restaurants, Inc. Reports Preliminary Results for the Fiscal Fourth Quarter of 2015

Fiscal Fourth Quarter and Year Ended December 29, 2015 Earnings Conference Call to be Held in Early March

Company Presenting at the 18th Annual ICR Conference on January 12, 2016

IRVINE, CA, January 11th, 2016 – The Habit Restaurants, Inc. (NASDAQ: HABT) (“The Habit” or the “Company”), in conjunction with management’s appearance at the 18th Annual ICR Investor Conference at the JW Marriott Orlando Grande Lakes in Orlando, FL, today announced preliminary, unaudited financial results for its fiscal fourth quarter ended December 29, 2015.

Fiscal fourth-quarter 2015 financial results - on a preliminary, unaudited basis - are expected to include the following:

•	Total revenue of approximately $60.6 million;

•	Company-operated comparable restaurant sales increased 3.3%; and

•	Adjusted fully distributed pro forma net income[1] per fully distributed weighted average share is expected to be approximately $0.04

“We extended our incredible track record of comparable sales growth in the fourth quarter reporting an increase of 3.3%. The increase in company-operated comparable restaurant sales was driven primarily by a 3.5% increase in the average transaction amount and a (0.2%) decline in transactions. The fourth quarter 3.3% increase in comparable sales is our 48th consecutive quarter of same store sales growth. We believe this success is due to our commitment to quality, the warm, and inviting atmosphere of our stores and our ability to consistently deliver genuine hospitality and exceptional value,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc.

“During the 2015 fiscal fourth quarter, we opened 13 new company-operated Habit Burger Grills, including our first location in our seventh state, Virginia, and our eighth state Idaho. In addition we opened our first franchise location in our ninth state of Washington. Looking forward to 2016 we continue to expect to open between 30 and 32 company-operated stores,” concluded Bendel.

[1]	Adjusted fully distributed pro forma net income is a non-GAAP measure. See a definition below:

Preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. The Company expects to release financial and operating results for its fourth quarter and year ended December 29, 2015 in early March.

Presentation at the 18th Annual ICR Conference

Russ Bendel, Chief Executive Officer, and Ira Fils, Chief Financial Officer, will be presenting at the 18th Annual ICR Conference at the JW Marriott Orlando Grande Lakes in Orlando, FL on Tuesday, January 12, 2016 at 9:30 a.m. Eastern Time. Investors and interested parties may listen to a webcast of the presentation by visiting the Company’s website at www.habitburger.com under the investor relations section.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales in our comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations.

Adjusted fully distributed pro forma net income includes net income attributable to The Habit Restaurants, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring items, (iii) assuming the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which results in the elimination of non-controlling interests in The Habit Restaurants, LLC, (iv) reflecting an adjustment for income tax expense on fully distributed pro forma net income before income taxes at our estimated long term effective income tax rate, and (v) adjusted for the effects of additional costs of being a public company. Adjusted fully distributed pro forma net income is a non-GAAP financial measure because it represents net income attributable to The Habit Restaurants, Inc., before non-recurring items and the effects of non-controlling interests in The Habit Restaurants, LLC. We use adjusted fully distributed pro forma net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone and eliminates the variability of non-controlling interests as a result of member owner exchanges of common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

Adjusted fully distributed pro forma net income per fully distributed weighted average share is calculated using adjusted fully distributed pro forma net income as defined above and assumes the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

About The Habit Restaurants, Inc.

The Habit Burger Grill is a fast casual restaurant concept that specializes in preparing fresh, made-to-order char-grilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade albacore tuna cooked over an open flame. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 140 restaurants in 15 markets throughout California, Arizona, Utah, Idaho, New Jersey, Florida, Nevada, Virginia, and Washington.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws including statements related to our preliminary financial guidance for the fiscal fourth quarter of 2015 that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements. These forward-looking statements may be significantly impacted by various factors, including, but not limited to risks and uncertainties related to the following: difficulties opening new restaurants that are profitable, ineffectively competing in the restaurant industry, increases in food and supply costs, limited control over franchisees and licensees, negative publicity relating to the Company’s restaurants, and the impact of governmental laws and regulation, and other factors set forth under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2014, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2015, as well as similar disclosures in subsequent reports filed with the SEC, which are available online at www.sec.gov, ir.habitburger.com or upon request from The Habit.

The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

CONTACT:

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com